Filed Pursuant to Rule 433

Registration No. 333-165957

Bank of America Auto Trust 2010-2 $1.252+Bln          PUBLIC Offering

Sole Lead: BofAML         Co-Mgrs: Barc, Citi, CS, RBS

CL	SizeMM	WAL	M/S/F	WINDOW	Legal	Bench/Sprd	Yield
A1	$340.005	0.35	P1/A1+/F1+	7/10-3/11	7/15/11	ILib + 0	0.61940
A2	$240.000	0.99	Aaa/AAA/AAA	3/11-10/11	10/15/12	EDSF +15	0.921
A3	$481.000	1.99	Aaa/AAA/AAA	10/11-4/13	7/15/14	EDSF +20	1.315
A4	$191.126	3.28	Aaa/AAA/AAA	4/13-2/14	6/15/17	ISwp +30	1.954

OFFERING TYPE:	Public (1st public deal)

ASSET TYPE:	Prime Auto Loans

BBERG TICKER:	BAAT 10-2
BILL & DELIVER:	BofAML
PRICING SPEED:	1.3% ABS @ 10% Clean Up Call
ERISA ELIGIBLE:	Yes
EXPECTED SETTLE:	June 24, 2010
FIRST PAY:	July 15, 2010
CUSIPS:	Class A-1 06052MAA3
Class A-2 06052MAB1
Class A-3 06052MAC9
Class A-4 06052MAD7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.